Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of common shares relating to the Rollover RSUs and Rollover Options of CoStar Group, Inc. of our reports dated February 19, 2025, with respect to the consolidated financial statements of CoStar Group, Inc. and the effectiveness of internal control over financial reporting of CoStar Group, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

February 28, 2025